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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No. _____)*


                             MTC Technologies, Inc.
   --------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
   --------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   55377A 10 6
   --------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
   --------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]     Rule 13d-1(b)
          [_]     Rule 13d-1(c)
          [X]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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CUSIP NO. 55377A 10 6                  13G                    Page 2 of 6 Pages
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--------------------------------------------------------------------------------
         NAMES OF REPORTING PERSONS /
    1    I.R.S. Identification Nos. of Above Persons (Entities Only)

         Rajesh K. Soin

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    2             (See Instructions)                         (a) [_]
                                                             (b) [X]

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         SEC USE ONLY
    3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
    4
         United States

--------------------------------------------------------------------------------
                              SOLE VOTING POWER
                         5
                              7,012,482
      NUMBER OF
                         -------------------------------------------------------
       SHARES                 SHARED VOTING POWER
                         6
    BENEFICIALLY              -0-

      OWNED BY           -------------------------------------------------------
                              SOLE DISPOSITIVE POWER
        EACH              7
                              7,012,482
      REPORTING
                         -------------------------------------------------------
     PERSON WITH              SHARED DISPOSITIVE POWER
                         8
                              -0-

--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
                7,012,482

--------------------------------------------------------------------------------
         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    10   (See Instructions)    [_]


--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
                54.4%

--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON  (See Instructions)
    12
                IN

--------------------------------------------------------------------------------

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---------------------                                         -----------------
CUSIP NO. 55377A 10 6                  13G                    Page 3 of 6 Pages
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    Item 1.

            (a)  Name of Issuer:

                       MTC Technologies, Inc.

            (b)  Address of Issuer's Principal Executive Offices:

                       4032 Linden Avenue
                       Dayton, Ohio 45432

    Item 2.

            (a)  Name of Person Filing:

                       Rajesh K. Soin

            (b)  Address of Principal Business Office, or if None, Residence:

                       c/o MTC Technologies, Inc.
                       4032 Linden Avenue
                       Dayton, Ohio 45432

            (c)  Citizenship:

                       United States

            (d)  Title of Class of Securities:

                       Common Stock, par value $0.001 per share

            (e)  CUSIP Number:

                       55377A 10 6

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---------------------                                         -----------------
CUSIP NO. 55377A 10 6                  13G                    Page 4 of 6 Pages
---------------------                                         -----------------

    Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a)  [_]   Broker or dealer registered under Section 15 of the Act
                       (15 U.S.C. 78o);

            (b)  [_]   Bank as defined in Section 3(a)(6) of the Act (15
                       U.S.C. 78c);

            (c)  [_]   Insurance company as defined in Section 3(a)(19) of the
                       Act (15 U.S.C. 78c);

            (d)  [_]   Investment company registered under Section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e)  [_]   An investment adviser in accordance with
                       Rule 13d-1(b)(1)(ii)(E);

            (f)  [_]   An employee benefit plan or endowment fund in
                       accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)  [_]   A parent holding company or control person in
                       accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)  [_]   A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)  [_]   A church plan that is excluded from the definition of
                       an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3); or

            (j)  [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


    Item 4.   Ownership.

            (a)  Amount beneficially owned:  7,012,482

            (b)  Percent of class:           54.4%

            (c)  Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote:
                       7,012,482

                 (ii)  Shared power to vote or to direct the vote:
                       -0-

                 (iii) Sole power to dispose or to direct the disposition of:
                       7,012,482

                 (iv)  Shared power to dispose or to direct the disposition of:
                       -0-


    Item 5.      Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]


    Item 6.      Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not applicable.


    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not applicable.

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CUSIP NO. 55377A 10 6                  13G                    Page 5 of 6 Pages
---------------------                                         -----------------

    Item 8.      Identification and Classification of Members of the Group.

                 Not applicable.


    Item 9.      Notice of Dissolution of Group.

                 Not applicable.


    Item 10.     Certifications.

                 Not applicable.

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CUSIP NO. 55377A 10 6                  13G                    Page 6 of 6 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date  February 3, 2003                   /s/ Rajesh K. Soin
      ----------------                   ----------------------------
                                         Rajesh K. Soin



  Attention:   Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)